Exhibit 99.1

Juniper Pharmaceuticals Announces Strategic Reprioritization

- Changes Designed to Drive Continued Growth in Core Businesses of

Crinone® and Juniper Pharma Services, Focus R&D Strategy –

BOSTON, September 18, 2017 — Juniper Pharmaceuticals (Nasdaq:JNP), a women’s health therapeutics company, today announced a corporate reprioritization to allow the Company to focus its resources on the core businesses of Crinone® progesterone gel and Juniper Pharma Services (JPS), both of which continue to drive strong double-digit annual growth. As part of this initiative, the Company will begin to focus its research and development organization on JNP-0201 for hormone replacement therapy (HRT) as the Company’s potential lead intravaginal ring (IVR) program and seek to potentially partner its other IVR programs. These actions are expected to result in cost savings that will position Juniper to achieve at least a cash flow neutral position for 2018.

“This initiative streamlines expenses and provides us with financial flexibility as we assess growth opportunities to advance our strategy,” said Alicia Secor, Juniper’s President and CEO. “Growth of Crinone in key markets, combined with our efforts to expand both the JPS technical and geographical reach, are expected to deliver continued margin expansion and increased cash flows. In addition, we are also working to drive additional growth for the long-term by extending our Crinone relationship with Merck KGaA. In support of our strategic prioritization, we also plan to execute a more focused approach to our IVR portfolio and look to business development strategies to advance non-core areas of our pipeline.”

Juniper’s base business continues to deliver strong growth with Crinone and JPS combined revenues of $25.2 million through the first six months of 2017. The Company achieved 17% annual growth for its combined core businesses in 2016, and expects a similar level of strong growth for 2017. In addition, Juniper ended the second quarter of 2017 with a cash balance of $21.5 million.

As a result of the focused R&D strategy, the Company will implement an approximately 8% headcount reduction, primarily in the areas of new product R&D, resulting in an estimated annual savings in personnel-related costs of approximately $1.9 million beginning in 2018. The Company also expects to reduce its overall new product R&D spend in connection with its revised focus. As a result of the reduction in force, the Company estimates that it will incur aggregate charges of approximately $0.6 million to $0.7 million for one-time severance and other employee related costs and future obligations due under our manufacturing and development contracts in the third quarter of 2017, of which approximately $0.4 million to $0.5 million are expected to result in cash expenditures by the end of 2017. In addition to the headcount reduction, Bridget Martell, M.D., Chief Medical Officer, will be stepping down from the Company effective today, September 18, 2017.

Ms. Secor added: “These changes reflect our commitment to the prudent use of capital as we build shareholder value. We thank Dr. Martell and our departing colleagues for their dedicated service to Juniper. Their efforts have advanced our IVR technology and positioned us to build value by prioritizing a lead candidate for internal development and pursue a partnering strategy for other assets.”

Focused R&D Organization

Juniper’s IVR pipeline candidates, JNP-0101, JNP-0201 and JNP-0301, remain on track for topline pre-clinical data by year end, studies which are designed to support clinical development in overactive bladder (OAB), HRT and the prevention of pre-term birth, respectively. As part of its focused R&D strategy the Company will prioritize these programs as follows:

•	Juniper expects to prioritize JNP-0201, a combination of Estradiol plus natural progesterone IVR for HRT to address symptoms of menopause, for internal development. Pending the outcome of the in vivo preclinical studies, the Company plans to advance JNP-0201 toward an investigational new drug (IND) filing next year.

•	Following a Type C meeting with the U.S. Food and Drug Administration (FDA), the Company has determined that the clinical data and funding requirements to support a registration pathway for JNP-0301 will require the support of a partner to ensure successful development and commercialization.

•	Based on assessments of the clinical and commercial investment required to advance a program in OAB, the Company will suspend further investment in JNP-0101 and seek a development partner for this candidate.

“The current FDA guidance around the clinical and regulatory pathway for the development of JNP-0201 as a hormone replacement therapy is clearly defined and provides a strong rationale for prioritizing this program,” stated Ms. Secor. “With no FDA-approved combination product for HRT, and the differentiating aspect of a combination natural hormone IVR for monthly administration, focusing our resources on the advancement of JNP-0201 provides us with the highest potential return on investment. For JNP-0301 and JNP-0101, the completion of the on-going in vivo studies will enable us to generate important data in a cost-effective manner in support of our partnering efforts.”

Driving Continued Growth in Core Businesses

Juniper’s core businesses consist of Crinone, which is partnered with Merck KGaA for sale in markets outside of the U.S, and JPS, which provides world-class, fee-for-service contract development and manufacturing services to pharmaceutical and biotechnology companies around the world. Juniper expects continued growth in these businesses, supported by the following:

•	For Crinone, Juniper expects that Merck KGaA will continue to drive growth in existing markets while also supporting launches in key markets, including Japan.

•	To support the long-term potential of Crinone, Juniper will evaluate opportunities to increase supply chain capacity to meet growing demand.

•	Through continued expansion and investment in the JPS technical team and manufacturing capability, the Company has successfully increased its client base, including U.S.-based clients, and the scope of projects.

“We have delivered double-digit growth for both Crinone and JPS, and we will continue to focus our efforts to drive additional growth in these key businesses,” stated Ms. Secor. “We have doubled the amount of Crinone we have produced for our partner Merck KGaA in the past four years, and are committed to ensuring that we are well-positioned to meet the growing demand for this product. Through JPS, we have quickly established a strong reputation as being a trusted and expert provider for the development of challenging and complex molecules. With our increased capacity and offerings, we are well-positioned to capture additional growth as the pace of outsourcing of product development activities increases.”

About Juniper Pharmaceuticals

Juniper Pharmaceuticals, Inc. core businesses include its CRINONE® (progesterone gel) franchise and Juniper Pharma Services, which provides high-end fee-for-service pharmaceutical development and clinical trials manufacturing to clients. The Company is also leveraging its differentiated intravaginal ring technology, which offers the potential to address unmet needs in women’s health. Please visit www.juniperpharma.com for more information.

Juniper Pharmaceuticals™ is a trademark of Juniper Pharmaceuticals, Inc., in the U.S. and EU.

CRINONE® is a registered trademark of Merck KGaA, Darmstadt, Germany, outside the U.S. and of Allergan plc in the U.S.

Forward Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to the corporate reprioritization, reduction in force and restructuring charges, the potential cost savings resulting from these changes and the ability to achieve at least a cash flow neutral position in 2018, the timing of an IND for JNP-201, the potential to partner Juniper’s other product candidates, the potential to complete a contract extension under Juniper’s CRINONE supply contract with Merck, the ability to continue to grow the JPS business, the strength of Juniper’s core business, product candidates and future results. Management believes that these forward-looking statements are reasonable as and when made. However, such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause actual results to differ materially from those projected in the forward-looking statements. These risks and uncertainties include, but are not limited to: risks associated with potential employee retention challenges following our restructuring; risks associated with the drug development process generally, including the outcomes of planned clinical trials and the regulatory review process; the risk that the results of previously conducted studies involving our product candidates will not be repeated or observed in ongoing or future studies or following commercial launch, if such product candidates are approved; risks associated with obtaining, maintaining and protecting intellectual property; risks associated with Juniper Pharmaceuticals’ ability to enforce its patents against infringers and defend its patent portfolio against challenges from third parties; the risk of competition from currently approved therapies and from other companies developing products for similar uses; risk associated with Juniper Pharmaceuticals’ ability to manage operating expenses and/or obtain additional funding to support its business activities; and risks associated with Juniper Pharmaceuticals’ dependence on third parties, particularly with respect to JPS and CRINONE. For a discussion of certain risks and uncertainties associated with Juniper Pharmaceuticals’ forward-looking statements, please review the Company’s reports filed with the SEC, including, but not limited to, its Annual Report on Form 10-K for the period ended December 31, 2016 and subsequent filings with the SEC. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. These statements are based on management’s current expectations and Juniper Pharmaceuticals does not undertake any responsibility to revise or update any forward-looking statements contained herein, except as expressly required by law.

Investor Contact:

Argot Partners

Laura Perry or Heather Savelle

212-600-1902

laura@argotpartners.com

heather@argotpartners.com

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